UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: July 21, 2009
(Date of earliest event reported)
SoftBrands, Inc.
(Exact name of registrant as specified in its charter)
Commission File Number: 001-32711

Delaware	41-2021446
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
800 LaSalle Avenue, Suite 2100
Minneapolis, Minnesota 55402
(Address of principal executive offices, including zip code)
(612) 851-1500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As previously disclosed by SoftBrands, Inc. (“SoftBrands”) in the definitive proxy statement filed by SoftBrands with the Securities and Exchange Commission on July 13, 2009 (the “Proxy Statement”), immediately prior to the effective time of the merger, SoftBrands will transfer, on a pro rata basis (with the Series B Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock counted on an as-converted-to-common stock basis in accordance with the participation rights set forth in the applicable certificate of designation), its 10% interest in the net proceeds of the AremisSoft liquidating trust to the individuals holding SoftBrands stock at such time and warrantholder Capital Resource Partners IV, L.P. (“CRP”). Only stockholders owning SoftBrands stock immediately prior to the effective time of the merger and warrantholder CRP will be entitled to receive a pro rata portion of SoftBrands’ interest in the AremisSoft liquidating trust net proceeds. Any future distributions pursuant to the 10% interest in the net proceeds of the AremisSoft liquidating trust will be made to those stockholders who owned SoftBrands stock immediately prior to the effective time of the merger and warrantholder CRP, net of any administrative expense incurred in connection with the distribution to those holders. The interests in the trust distributed by SoftBrands will not be transferable or assignable by the holders receiving the interest, except by will or by the laws of descent or distribution. SoftBrands is not able to predict whether cash distributions from the AremisSoft liquidating trust will be made to SoftBrands in the future, and if such distributions are made, what the amount of the distributions will be.
SoftBrands engaged an independent appraisal firm to assist it in determining the fair market value of its 10% interest in the AremisSoft liquidating trust. Based on the information provided by the independent appraisal firm, SoftBrands has determined the fair value, on a per share basis, of its 10% interest in the AremisSoft liquidating trust to be $0.02 per share as of July 21, 2009. The tax consequences to stockholders of the transfer by SoftBrands of its 10% interest in the AremisSoft liquidating trust are described in the Proxy Statement on pages 41-45 and 69.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOFTBRANDS, INC.
By:	/s/ Gregg A. Waldon
Gregg A. Waldon
Senior Vice President and Chief Financial Officer

Date: July 22, 2009